EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Basingstoke, UK and Philadelphia, US – February 25, 2008– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ), the global specialty biopharmaceutical company, announces that on 25 February 2008 the following Persons Discharging Managerial Responsibility (“PDMRs”) were granted awards under the Shire plc Portfolio Share Plan (the “Plan”).

Awards of Stock Settled Appreciation Rights (“SARs”) under Part A of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADRs	Exercise price
Angus Russell (Executive Director)*	Ordinary Share	85,000	£9.97
Michael Cola	ADR	13,334	$58.90
Sylvie Gregoire	ADR	8,334	$58.90
Tatjana May	Ordinary Share	32,000	£9.97
Barbara Deptula	ADR	10,334	$58.90
Joseph Rus	ADR	10,000	$58.90
Anita Graham	ADR	10,000	$58.90
*Awards to Executive Directors are subject to performance targets

SARs will normally vest after three years, subject to any performance targets.  Once vested, SARs will be capable of exercise for a period of two years.  No consideration was paid for the grant of the SARs.

Performance Share Awards (“PSP Awards”) under Part B of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADRs	Market value
Angus Russell (Executive Director)*	Ordinary Share	60,000	£9.97
Michael Cola	ADR	10,000	$58.90
Sylvie Gregoire	ADR	7,334	$58.90
Tatjana May	Ordinary Share	23,000	£9.97
Barbara Deptula	ADR	7,000	$58.90
Joseph Rus	ADR	6,667	$58.90
Anita Graham	ADR	6,667	$58.90
*Awards to Executive Directors are subject to performance targets

The PSP awards will normally vest after three years, subject to any performance targets.  Once vested, sufficient ordinary shares or ADRs will be transferred or allotted to the participant within 30 days.  No consideration was paid for the grant of PSP awards.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) pf the Disclosure Rules and Transparency Rules

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758  Registered Office as above